UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

SolarCity Corporation

(Name of Issuer)

Common Stock, par value $.0001 per share

(Title of Class of Securities)

83416T100

(CUSIP Number)

Draper Fisher Jurvetson

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

(650) 233-9000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 14, 2015

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Sections 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NUMBER 83416T100	13D	Page 2 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,066,866
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,066,866
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,066,866
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.12%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 3 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 518
	8.	Shared Voting Power 2,066,866*
	9.	Sole Dispositive Power 518
	10.	Shared Dispositive Power 2,066,866*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,384**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.12%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.
**	Of these shares, 2,066,866 are held directly by Draper Fisher Jurvetson Fund IX, L.P., and 518 shares are held directly by Draper Fisher Jurvetson Fund IX Partners, L.P.

CUSIP NUMBER 83416T100	13D	Page 4 of 57 Pages

1.	Names of Reporting Persons DFJ Fund IX, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 518
	8.	Shared Voting Power 2,066,866*
	9.	Sole Dispositive Power 518
	10.	Shared Dispositive Power 2,066,866*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,384**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.12%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.
**	Of these shares, 2,066,866 are held directly by Draper Fisher Jurvetson Fund IX, L.P. and 518 are held directly by Draper Fisher Jurvetson Fund IX Partners, L.P.

CUSIP NUMBER 83416T100	13D	Page 5 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 56,009
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 56,009
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,009
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.06%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 6 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 326,048
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 326,048
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 326,048
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.33%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 7 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund X Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 301
	8.	Shared Voting Power 326,048*
	9.	Sole Dispositive Power 301
	10.	Shared Dispositive Power 326,048*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 326,349**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.33%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Fund X, L.P.
**	Of these shares, 326,048 are held directly by Draper Fisher Jurvetson Fund X, L.P. and 301 shares are held by Draper Fisher Jurvetson Fund X Partners, L.P.

CUSIP NUMBER 83416T100	13D	Page 8 of 57 Pages

1.	Names of Reporting Persons DFJ Fund X, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 301
	8.	Shared Voting Power 326,048*
	9.	Sole Dispositive Power 301
	10.	Shared Dispositive Power 326,048*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 326,349**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.33%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Fund X, L.P.
**	Of these shares, 326,048 are held directly by Draper Fisher Jurvetson Fund X, L.P. and 301 are held by Draper Fisher Jurvetson Fund X Partners, L.P.

CUSIP NUMBER 83416T100	13D	Page 9 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners X, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,963
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,963
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.01%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 10 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,495,929
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,495,929
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,495,929
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.56%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 11 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,495,929*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,495,929*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,495,929*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.56%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 83416T100	13D	Page 12 of 57 Pages

1.	Names of Reporting Persons DFJ Growth Fund 2006, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,495,929*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,495,929*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,495,929*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.56%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 83416T100	13D	Page 13 of 57 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners Growth Fund 2006, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 204,211
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 204,211
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 204,211
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.21%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 14 of 57 Pages

1.	Names of Reporting Persons Draper Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 177,612
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 177,612
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,612
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.18%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 15 of 57 Pages

1.	Names of Reporting Persons Draper Associates, Inc.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 177,612*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 177,612*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,612*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.18%
14.	Type of Reporting Person (see Instructions) – CO

*	All of these shares are owned by Draper Associates, L.P.

CUSIP NUMBER 83416T100	13D	Page 16 of 57 Pages

1.	Names of Reporting Persons Draper Associates Riskmasters Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Delaware
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 160,396
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 160,396
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 160,396
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.16%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 17 of 57 Pages

1.	Names of Reporting Persons Draper Associates Riskmasters Fund III, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 61,375
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 61,375
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 61,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.06%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 18 of 57 Pages

1.	Names of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 39,631
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 39,631
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,631
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.04%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 19 of 57 Pages

1.	Names of Reporting Persons The Draper Foundation
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 200,682
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 200,682
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 200,682
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.21%
14.	Type of Reporting Person (see Instructions) – CO

CUSIP NUMBER 83416T100	13D	Page 20 of 57 Pages

1.	Names of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 173,749
	8.	Shared Voting Power 3,303,612*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,303,612*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,477,361*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.56%
14.	Type of Reporting Person (see Instructions) – IN

*	Of these shares, 2,066,866 shares are held directly by Draper Fisher Jurvetson Fund IX, L.P., 518 shares are held directly by Draper Fisher Jurvetson Fund IX Partners, L.P., 56,009 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 326,048 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 301 shares are held directly by Draper Fisher Jurvetson Fund X Partners, L.P., 9,963 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, 61,375 shares are held directly by Draper Associates Riskmasters Fund III, LLC, 160,396 shares are held directly by Draper Associates Riskmasters Fund, LLC, 39,631 shares are held directly by JABE, LLC, 177,612 shares are held directly by Draper Associates, L.P., 200,682 shares are held directly by The Draper Foundation, and 204,211 shares are held directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

CUSIP NUMBER 83416T100	13D	Page 21 of 57 Pages

1.	Names of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,530,981*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,530,981*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,530,981*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.67%
14.	Type of Reporting Person (see Instructions) – IN

*	Of these shares, 2,066,866 are directly held by Draper Fisher Jurvetson Fund IX, L.P., 518 shares are held directly by Draper Fisher Jurvetson Fund IX Partners, L.P., 56,009 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 326,048 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 301 shares are held directly by Draper Fisher Jurvetson Fund X Partners, L.P., 9,963 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, 2,495,929 shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 204,211 shares are held directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 338,953 shares are held directly by the John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08, 6,776 shares are held directly by The Fisher/Caldwell 2012 Irrevocable Children’s Trust U/A/D 6-12-12, 1,000 shares are held by Caren Patrick, custodian for each of the Saskia C. Fisher UTMA CA and Annelise Fisher UTMA CA, 100 shares are held by John Fisher as Custodian of the Eliza Foster UTMA, and 23,307 shares are held directly by JHNF Investment LLC.

CUSIP NUMBER 83416T100	13D	Page 22 of 57 Pages

1.	Names of Reporting Persons John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 338,953
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 338,953
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 338,953
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.35%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 23 of 57 Pages

1.	Names of Reporting Persons The Fisher/Caldwell 2012 Irrevocable Children’s Trust U/A/D 6-12-12
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,776
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,776
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,776
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.01%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 24 of 57 Pages

1.	Names of Reporting Persons JHNF Investment LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 23,307
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 23,307
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,307
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.02%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 25 of 57 Pages

1.	Names of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,022,765*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,022,765*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,765*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.10%
14.	Type of Reporting Person (see Instructions) – IN

*	Of these shares, 2,066,866 shares are held directly by Draper Fisher Jurvetson Fund IX, L.P., 518 shares are held directly by Draper Fisher Jurvetson Fund IX Partners, L.P., 56,009 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 326,048 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 301 shares are held directly by Draper Fisher Jurvetson Fund X Partners, L.P., 9,963 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, 358,849 shares are held by The Steve and Karla Jurvetson Living Trust dated 8/27/02, and 204,211 shares are held directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

CUSIP NUMBER 83416T100	13D	Page 26 of 57 Pages

1.	Names of Reporting Persons The Steve and Karla Jurvetson Living Trust dated 8/27/02
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 358,849
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 358,849
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 358,849
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.37%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 27 of 57 Pages

1.	Names of Reporting Persons Barry M. Schuler
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 83,862*
	8.	Shared Voting Power 2,758,117**
	9.	Sole Dispositive Power 83,862*
	10.	Shared Dispositive Power 2,758,117**
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,841,979**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.91%
14.	Type of Reporting Person (see Instructions) – IN

*	These shares are owned directly by The Meteor Group, LLC, of which Mr. Schuler is the managing member and has sole investment and voting power.
**	Includes 2,495,929 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 204,211 shares owned directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC and 57,977 held by the Barry Martin Schuler and Tracy Strong Schuler 1998 Trust.

CUSIP NUMBER 83416T100	13D	Page 28 of 57 Pages

1.	Names of Reporting Persons Barry Martin Schuler and Tracy Strong Schuler 1998 Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 57,977
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 57,977
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,977
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 29 of 57 Pages

1.	Names of Reporting Persons The Meteor Group, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 83,862
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 83,862
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 83,862
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.06%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 30 of 57 Pages

1.	Names of Reporting Persons Mark W. Bailey
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,825,803*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,825,803*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,825,803*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.90%
14.	Type of Reporting Person (see Instructions) – IN

*	Includes 2,495,929 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 204,211 shares owned directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, and 125,663 shares owned directly by The Bailey Family Trust UAD 8/31/10.

CUSIP NUMBER 83416T100	13D	Page 31 of 57 Pages

1.	Names of Reporting Persons The Bailey Family Trust UAD 8/31/10
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 125,663
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 125,663
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 125,663
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.13%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 32 of 57 Pages

1.	Names of Reporting Persons Randy Glein
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,564,723*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,564,723*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,564,723*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.63%
14.	Type of Reporting Person (see Instructions) – IN

*	Includes 2,495,929 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 68,794 shares owned directly by The Glein Family Trust UAD 4/30/13.

CUSIP NUMBER 83416T100	13D	Page 33 of 57 Pages

1.	Names of Reporting Persons The Glein Family Trust UAD 4/30/13
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 68,794
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 68,794
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,794
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 34 of 57 Pages

Item 1. Security and Issuer

The securities to which this Schedule 13D Amendment No. 5 (this “Schedule”) relates are the common stock, par value $.0001 per share (the “Common Stock”), of SolarCity Corporation, a Delaware corporation (the “Issuer”). The address of the principal executive offices of the Issuer is 3055 Clearview Way, San Mateo, California 94402.

Item 2. Identity and Background

(a), (c) and (f)

This Schedule is filed by:

(i)	Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership (“Fund IX”).

(ii)	Draper Fisher Jurvetson Fund IX Partners, L.P., a Cayman Islands exempted limited partnership (“Fund IX Partners”), and an affiliate of Fund IX and the general partner of Fund IX.

(iii)	DFJ Fund IX, Ltd., a Cayman Islands exempted limited liability company (“Fund IX Ltd.”) and an affiliate of Fund IX, is the general partner to Fund IX Partners. Messrs Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund IX Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(iv)	Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company (“Partners IX”) is a side-by-side fund of Fund IX. The managing members of Partners IX are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Partners IX securities are made automatically in conjunction with decisions by Fund IX. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Partners IX except to the extent of their pecuniary interest therein.

(v)	Draper Fisher Jurvetson Fund X, L.P., a Cayman Islands exempted limited partnership (“Fund X”).

(vi)	Draper Fisher Jurvetson Fund X Partners, L.P., a Cayman Islands exempted limited partnership (“Fund X Partners”), and an affiliate of Fund X and the general partner of Fund X.

(vii)	DFJ Fund X, Ltd., a Cayman Islands exempted limited liability company (“Fund X Ltd.”) and an affiliate of Fund X, is the general partner to Fund X Partners. Messrs Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund X Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(viii)	Draper Fisher Jurvetson Partners X, LLC, a California limited liability company (“Partners X”) is a side-by-side fund of Fund X. The managing members of Partners X are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Partners X securities are made automatically in conjunction with decisions by Fund X. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Partners X except to the extent of their pecuniary interest therein.

CUSIP NUMBER 83416T100	13D	Page 35 of 57 Pages

(ix)	Draper Fisher Jurvetson Growth Fund 2006, L.P., a Cayman Islands exempted limited partnership (“Growth Fund”).

(x)	Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P., a Cayman Islands exempted limited partnership (“Growth Fund 2006 Partners”), and an affiliate of Growth Fund and is the general partner of Growth Fund.

(xi)	DFJ Growth Fund 2006, Ltd., a Cayman Islands exempted limited liability company (“Growth Fund 2006 Ltd.”) and an affiliate of Growth Fund, is the general partner to Growth Fund 2006 Partners. Messrs. John H.N. Fisher, Mark W. Bailey, Barry M. Schuler and Randy Glein are the managing directors. Messrs. Bailey, Schuler, Fisher and Glein exercise shared voting and investment powers over the shares held by Growth Fund 2006 Ltd. Messrs. Fisher, Bailey, Schuler and Glein disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(xii)	Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, a California limited liability company (“Partners Growth Fund”) is a side-by-side fund of Growth Fund. The managing members of Partners Growth Fund are Messrs. Draper, Fisher, Jurvetson, Bailey, and Schuler. Decisions with respect to Partners Growth Fund securities are made automatically in conjunction with decisions by Growth Fund. Messrs. Draper, Fisher, Jurvetson, Bailey, and Schuler disclaim beneficial ownership of the shares held by Partners Growth Fund except to the extent of their pecuniary interest therein.

(xiii)	Draper Associates, L.P., a California limited partnership (“DALP.”)

(xiv)	Draper Associates, Inc., a California corporation (“Draper Associates, Inc.”) is the general partner of DALP. Mr. Draper is President and majority shareholder of Draper Associates, Inc. and has shared voting and investment power with respect to the shares held by Draper Associates, Inc. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xv)	Draper Associates Riskmasters Fund, LLC, a Delaware limited liability company (“DARF”). Mr. Draper is the manager of DARF and he disclaims beneficial ownership of the shares held by DARF except to the extent of his pecuniary interest therein.

(xvi)	Draper Associates Riskmasters Fund III, LLC, a California limited liability company (“DARFIII”). Mr. Draper is the managing member of DARFIII and he disclaims beneficial ownership of the shares held by DARFIII except to the extent of his pecuniary interest therein.

(xvii)	JABE, LLC, a California limited liability company (“JABE”). Mr. Draper is managing member of JABE and has shared voting and investment power with respect to the shares held by JABE. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xviii)	The Draper Foundation, is a California corporation. Mr. Draper is its President. Mr. Draper has shared voting and investment power over the shares owned by The Draper Foundation. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

CUSIP NUMBER 83416T100	13D	Page 36 of 57 Pages

(xix)	Timothy C. Draper, a United States citizen, is a managing director of Fund IX and Fund X, and a managing member of Partners IX, Partners X and Partners Growth Fund.

(xx)	John H.N. Fisher, a United Sates citizen, is a managing director of Fund IX, Fund X, Growth Fund and a managing member of Partners IX, Partners X and Partners Growth Fund.

(xxi)	John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08 (the “Fisher Trust”), is a trust formed under the laws of the State of California. Mr. Fisher is co-trustee of the Fisher Trust and has shared investment and voting power of the shares. Mr. Fisher disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxii)	The Fisher/Caldwell 2012 Irrevocable Children’s Trust U/A/D 6-12-12 (the “Fisher Children’s Trust”), is a trust formed under the laws of the State of California. Mr. Fisher is co-trustee of the Fisher Children’s Trust and has shared investment and voting power of the shares. Mr. Fisher disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxiii)	JHNF Investment LLC, is a California limited liability company. Mr. Fisher is the managing member. Mr. Fisher disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxiv)	Stephen T. Jurvetson, a United States citizen, is a managing director of Fund IX and Fund X, and a managing member of Partners IX, Partners X and Partners Growth Fund.

(xxv)	The Steve and Karla Jurvetson Living Trust dated 8/27/02 (the “Jurvetson Trust”), is a trust formed under the laws of the State of California. Mr. Jurvetson is co-trustee of the Jurvetson Trust and has shared investment and voting power of the shares. Mr. Jurvetson disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxvi)	Barry M. Schuler, a United States citizen, is a managing director of Growth Fund and managing member of Partners Growth Fund.

(xxvii)	Barry Martin Schuler and Tracy Strong Schuler 1998 Trust (the “Schuler Trust”), is a trust formed under the laws of the State of California. Mr. Schuler is co-trustee of the Schuler Trust and has shared investment and voting power of the shares. Mr. Schuler disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxviii)	The Meteor Group, LLC, is a California limited liability company. Mr. Schuler is the managing member and has sole investment and voting power of the shares. Mr. Schuler disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxix)	Mark W. Bailey, a United States citizen, is a managing director of Growth Fund and a managing member of Partners Growth Fund.

(xxx)	The Bailey Family Trust UAD 8/31/10 (the “Bailey Trust”), is a trust formed under the State of California. Mr. Bailey is co-trustee of the Bailey Trust and has shared voting and investment power of the shares. Mr. Bailey disclaims beneficial ownership of the shares held by the Bailey Trust except to the extent of his pecuniary interest therein.

(xxxi)	Randy Glein, a United States citizen, is a managing director of Growth Fund.

CUSIP NUMBER 83416T100	13D	Page 37 of 57 Pages

(xxxii)	The Glein Family Trust UAD 4/30/13 (the “Glein Trust”), is a trust formed under the laws of the State of California. Mr. Glein is co-trustee of the Glein Trust and has shared investment and voting power of the shares. Mr. Glein disclaims beneficial ownership except to the extent of his pecuniary interest therein.

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons”.

(b)	The address of the principal business and principal office of each of the Reporting Persons is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(d)-(e) During the last five years, none of the Reporting Persons have nor, to the best of their knowledge, have any of the directors, executive officers, control persons, general partners or members of such Reporting Persons (i) been convicted in any criminal proceeding or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

Not applicable. See Item 4.

Item 4. Purpose of Transaction

This combined Schedule is being filed to report, as of December 14, 2015, the change in ownership of the Reporting Persons as a result of pro-rata distributions effected by certain of the Reporting Persons without consideration and other transactions. Reporting Persons filed Form 4s on each of August 4, 2015, September 10, 2015 and December 16, 2015, to report these various transactions, including, but not limited to, (i) in-kind distributions, without any additional consideration to each of its members and (ii) acquisitions made as a result of distributions.

As reported on the Reporting Persons Forms 4, the transactions representing a change from the Schedule 13D/A filed on June 22, 2015 until December 14, 2015 include distributions without consideration from the following Reporting Persons to their respective limited partners and members (and the related acquisitions by certain Reporting Persons as a result of such distributions) of shares of common stock of the Issuer. The transactions reported on the Form filed on August 4, 2015, and September 8, 2015 when considered alone, did not represent a change in the Reporting Persons’ aggregate ownership of the Issuer’s common stock in an amount in excess of one percent (1%) of the Issuer’s outstanding shares.

August 4, 2015 Distribution

Draper Fisher Jurvetson Fund IX, L.P.: 413,374 shares; Draper Fisher Jurvetson Fund X, L.P.: 65,210 shares; Draper Fisher Jurvetson Growth Fund 2006, L.P., 280,659 shares; Draper Fisher Jurvetson Partners X, LLC, 1,993 shares; Draper Fisher Jurvetson Partners IX, LLC, 11,203 shares; and Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 22,691 shares.

September 8, 2015 Distribution

Draper Fisher Jurvetson Fund IX, L.P.: 413,374 shares; Draper Fisher Jurvetson Fund X, L.P.: 65,210 shares; Draper Fisher Jurvetson Partners X, LLC, 1,993 shares; and Draper Fisher Jurvetson Partners IX, LLC, 11,203 shares.

CUSIP NUMBER 83416T100	13D	Page 38 of 57 Pages

December 14, 2015 Distribution

Draper Fisher Jurvetson Fund IX, L.P.: 413,373 shares; Draper Fisher Jurvetson Fund X, L.P.: 65,210 shares; Draper Fisher Jurvetson Growth Fund 2006, L.P., 280,659 shares; Draper Fisher Jurvetson Partners X, LLC, 1,993 shares; Draper Fisher Jurvetson Partners IX, LLC, 11,202 shares; and Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 22,691 shares.

Except as described above in this Item 4 and herein, the Reporting Persons do not currently have any specific plans or proposals that relate to or would result in any of the actions or events specified in clauses (a) through (j) of Item 4 of this Schedule. The Reporting Persons reserve the right to change plans and take any and all actions that the Reporting Persons may deem appropriate to maximize the value of their investment, including, among other things, purchasing or otherwise acquiring additional securities of the Issuer, selling or otherwise disposing of any securities of the company beneficially owned by them, in each case in the open market or in a privately negotiated transactions or formulating other plans or proposals regarding the Issuer or its securities to the extent deemed advisable by the Reporting Persons in light of their general investment policies, market conditions, subsequent developments affecting the issuer and the general business and future prospects of the issuer. The Reporting Persons may take any other action with respect to the Issuer or any of the Issuer’s debt or equity securities in any manner permitted by applicable law.

Item 5. Interest in Securities of the Issuer

The aggregate percentage of shares of Common Stock reported owned by each Reporting Person is based upon 97,588,595 shares of Common Stock outstanding, as of September 30, 2015, which is the total number of shares of Common Stock outstanding as reported to the Reporting Persons by the Issuer in its quarterly report on Form 10-Q filed with the SEC on October 30, 2015.

Draper Fisher Jurvetson Fund IX, L.P.

(a)	Amount Beneficially owned: 2,066,866 Percent of Class: 2.12%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,066,866

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,066,866

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Fund IX Partners, L.P.

(a)	Amount Beneficially owned: 2,067,384 Percent of Class: 2.12%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 518

2.	shared power to vote or to direct the vote: 2,066,866

3.	sole power to dispose or to direct the disposition of: 518

4.	shared power to dispose or to direct the disposition of: 2,066,866

CUSIP NUMBER 83416T100	13D	Page 39 of 57 Pages

(c)	None

(d)	Not Applicable

(e)	Not Applicable

DFJ Fund IX, Ltd.

(a)	Amount Beneficially owned: 2,067,384 Percent of Class: 2.12%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 518

2.	shared power to vote or to direct the vote: 2,066,866

3.	sole power to dispose or to direct the disposition of: 518

4.	shared power to dispose or to direct the disposition of: 2,066,866

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Partners IX, LLC

(a)	Amount Beneficially owned: 56,009 Percent of Class: 0.06%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 56,009

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 56,009

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Fund X, L.P.

(a)	Amount Beneficially owned: 326,048 Percent of Class: 0.33%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 326,048

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 326,048

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Fund X Partners, L.P.

(a)	Amount Beneficially owned: 326,349 Percent of Class: 0.33%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 301

2.	shared power to vote or to direct the vote: 326,048

3.	sole power to dispose or to direct the disposition of: 301

CUSIP NUMBER 83416T100	13D	Page 40 of 57 Pages

4.	shared power to dispose or to direct the disposition of: 326,048

(c)	None

(d)	Not Applicable

(e)	Not Applicable

DFJ Fund X, Ltd.

(a)	Amount Beneficially owned: 326,349 Percent of Class: 0.33%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 301

2.	shared power to vote or to direct the vote: 326,048

3.	sole power to dispose or to direct the disposition of: 301

4.	shared power to dispose or to direct the disposition of: 326,048

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Partners X, LLC

(a)	Amount Beneficially owned: 9,963 Percent of Class: 0.01%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 9,963

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 9,963

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Growth Fund 2006, L.P.

(a)	Amount Beneficially owned: 2,495,929 Percent of Class: 2.56%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,495,929

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,495,929

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 41 of 57 Pages

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

(a)	Amount Beneficially owned: 2,495,929 Percent of Class: 2.56%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,495,929

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,495,929

(c)	None

(d)	Not Applicable

(e)	Not Applicable

DFJ Growth Fund 2006, Ltd.

(a)	Amount Beneficially owned: 2,495,929 Percent of Class: 2.56%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,495,929

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,495,929

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

(a)	Amount Beneficially owned: 204,211 Percent of Class: 0.21%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 204,211

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 204,211

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Associates, L.P.

(a)	Amount Beneficially owned: 177,612 Percent of Class: 0.18%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 177,612

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 177,612

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 42 of 57 Pages

Draper Associates, Inc.

(a)	Amount Beneficially owned: 177,612 Percent of Class: 0.18%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 177,612

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 177,612

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Associates Riskmasters Fund, LLC

(a)	Amount Beneficially owned: 160,396 Percent of Class: 0.16%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 160,396

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 160,396

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Draper Associates Riskmasters Fund III, LLC

(a)	Amount Beneficially owned: 61,375 Percent of Class: 0.06%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 61,375

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 61,375

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 43 of 57 Pages

JABE, LLC

(a)	Amount Beneficially owned: 39,631 Percent of Class: 0.04%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 39,631

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 39,631

(c)	None

(d)	Not Applicable

(e)	Not Applicable

The Draper Foundation

(a)	Amount Beneficially owned: 200,682 Percent of Class: 0.21%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 200,682

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 200,682

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Timothy C. Draper

(a)	Amount Beneficially owned: 3,477,361 Percent of Class: 3.56%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 3,303,612

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 3,303,612

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 44 of 57 Pages

John H. N. Fisher

(a)	Amount Beneficially owned: 5,530,981 Percent of Class: 5.67%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 5,530,981

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 5,530,981

(c)	None

(d)	Not Applicable

(e)	Not Applicable

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

(a)	Amount Beneficially owned: 338,953 Percent of Class: 0.35%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 338,953

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 338,953

(c)	None

(d)	Not Applicable

(e)	Not Applicable

The Fisher/Caldwell 2012 Irrevocable Children’s Trust U/A/D 6-12-12

(a)	Amount Beneficially owned: 6,776 Percent of Class: 0.01%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 6,776

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 6,776

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 45 of 57 Pages

JHNF Investment LLC

(a)	Amount Beneficially owned: 23,307 Percent of Class: 0.02%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 23,307

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 23,307

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Stephen T. Jurvetson

(a)	Amount Beneficially owned: 3,022,765 Percent of Class: 3.10%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 3,022,765

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 3,022,765

(c)	None

(d)	Not Applicable

(e)	Not Applicable

The Steve and Karla Jurvetson Living Trust, dated 8/27/02

(a)	Amount Beneficially owned: 358,849 Percent of Class: 0.37%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 358,849

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 358,849

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 46 of 57 Pages

Barry M. Schuler

(a)	Amount Beneficially owned: 2,841,979 Percent of Class: 2.91%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 83,862

2.	shared power to vote or to direct the vote: 2,758,117

3.	sole power to dispose or to direct the disposition of: 83,862

4.	shared power to dispose or to direct the disposition of: 2,758,117

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Barry Martin Schuler and Tracy Strong Schuler 1998 Trust

(a)	Amount Beneficially owned: 57,977 Percent of Class: 0.07%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 57,977

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 57,977

(c)	None

(d)	Not Applicable

(e)	Not Applicable

The Meteor Group, LLC

(a)	Amount Beneficially owned: 83,862 Percent of Class: 0.06%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 83,862

2.	shared power to vote or to direct the vote: 0

3.	sole power to dispose or to direct the disposition of: 83,862

4.	shared power to dispose or to direct the disposition of: 0

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 47 of 57 Pages

Mark W. Bailey

(a)	Amount Beneficially owned: 2,825,803 Percent of Class: 2.90%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,825,803

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,825,803

(c)	None

(d)	Not Applicable

(e)	Not Applicable

The Bailey Family Trust UAD 8/31/10

(a)	Amount Beneficially owned: 125,663 Percent of Class: 0.13%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 125,663

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 125,663

(c)	None

(d)	Not Applicable

(e)	Not Applicable

Randy Glein

(a)	Amount Beneficially owned: 2,564,723 Percent of Class: 2.63%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,564,723

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,564,723

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 48 of 57 Pages

The Glein Family Trust UAD 4/30/13

(a)	Amount Beneficially owned: 68,794 Percent of Class: 0.07%

(b)	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 68,794

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 68,794

(c)	None

(d)	Not Applicable

(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 49 of 57 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in this Schedule, to the knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between the Reporting Persons and any other persons with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7. Material to be Filed as Exhibits

The following documents are filed as exhibits:

Exhibit Number	Description

1	Joint Filing Agreement

CUSIP NUMBER 83416T100	13D	Page 50 of 57 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 23, 2015

Draper Fisher Jurvetson Fund IX, L.P.
By: Draper Fisher Jurvetson Fund IX Partners, L.P. (general partner)
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

Draper Fisher Jurvetson Fund IX Partners, L.P.
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

DFJ Fund IX, Ltd.

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

Draper Fisher Jurvetson Partners IX, LLC

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Member

CUSIP NUMBER 83416T100	13D	Page 51 of 57 Pages

Draper Fisher Jurvetson Fund X, L.P.
By: Draper Fisher Jurvetson Fund X Partners, L.P. (general partner)
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

Draper Fisher Jurvetson Fund X Partners, L.P.
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

DFJ Fund X, Ltd.

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Director

Draper Fisher Jurvetson Partners X, LLC

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Member

CUSIP NUMBER 83416T100	13D	Page 52 of 57 Pages

Draper Fisher Jurvetson Growth Fund 2006, L.P.
By: Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P. (general partner)
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Director

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Director

DFJ Growth Fund 2006, Ltd.

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Director

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Authorized Member

CUSIP NUMBER 83416T100	13D	Page 53 of 57 Pages

Draper Associates, L.P.
By: Draper Associates, Inc. (its general partner)

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: President

Draper Associates, Inc.

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: President

Draper Associates Riskmasters Fund, LLC

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Member

Draper Associates Riskmasters Fund III, LLC

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Member

JABE, LLC

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: Managing Member

CUSIP NUMBER 83416T100	13D	Page 54 of 57 Pages

The Draper Foundation

By:	/s/ Timothy C. Draper
Name: Timothy C. Draper
Title: President

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H. N. Fisher
John H. N. Fisher

John H.N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

By:	/s/ John H. N. Fisher
Name: John H. N. Fisher
Title: Trustee

The Fisher/Caldwell 2012 Irrevocable Children’s Trust U/A/D 6-12-12

By:	/s/ John H. N. Fisher
Name: John H. N. Fisher
Title: Trustee

JHNF Investment LLC

By:	/s/ John H. N. Fisher
Name: John H. N. Fisher
Title: Managing Member

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

CUSIP NUMBER 83416T100	13D	Page 55 of 57 Pages

The Steve and Karla Jurvetson Living Trust dated 8/27/02

By:	/s/ Stephen T. Jurvetson
Name: Stephen T. Jurvetson
Title: Trustee

/s/ Barry M. Schuler
Barry M. Schuler

The Barry Martin Schuler and Tracy Strong Schuler 1998 Trust

By:	/s/ Barry M. Schuler
Name: Barry M. Schuler
Title: Trustee

The Meteor Group, LLC

By:	/s/ Barry M. Schuler
Name: Barry M. Schuler
Title: Managing Member

/s/ Mark W. Bailey
Mark W. Bailey

The Bailey Family Trust UAD 8/31/10

By:	/s/ Mark W. Bailey
Name: Mark W. Bailey
Title: Trustee

/s/ Randy Glein
Randy Glein

CUSIP NUMBER 83416T100	13D	Page 56 of 57 Pages

The Glein Family Trust UAD 4/30/13

By:	/s/ Randy Glein
Name: Randy Glein
Title: Trustee

CUSIP NUMBER 83416T100	13D	Page 57 of 57 Pages

EXHIBIT INDEX

Exhibit Number	Description

1	Joint Filing Agreement